FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228375-02

Sent:        Monday, September 23, 2019 11:31 AM
Subject:   CMBS: BANK 2019-BNK21 **NEW ISSUE ANNOUNCEMENT** Publics

NEW ISSUE CMBS:   $991.5mm BANK 2019-BNK21

CO-LEAD MANAGERS &
BOOKRUNNERS:              BofA Merrill Lynch, Morgan Stanley, Wells Fargo Securities

CO-MANAGERS:               Academy Securities and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/SP/DBRS	SIZE($MM)	PRIM (YRS)	WAL CE%	WINDOW	PRIN DY%	LTV%
A-1	AAAsf/AAA(sf)/Aaa(sf)	$20.194	2.90	30.000%	1-59	14.7%	42.6%
A-2	AAAsf/AAA(sf)/Aaa(sf)	$9.516	4.89	30.000%	59-59	14.7%	42.6%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	$31.582	7.39	30.000%	59-117	14.7%	42.6%
A-3	AAAsf/AAA(sf)/Aaa(sf)	$20.143	6.81	30.000%	82-82	14.7%	42.6%
A-4*	AAAsf/AAA(sf)/Aaa(sf)		9.78-9.79	30.000%	117-118	14.7%	42.6%
A-5*	AAAsf/AAA(sf)/Aaa(sf)		9.86-9.89	30.000%	118-119	14.7%	42.6%
A-S	AAAsf/AAA(sf)/Aaa(sf))	$84.146	9.95	22.500%	119-120	13.3%	47.2%
B	AA-sf/AA-(sf)/AAA(sf)	$63.110	9.98	16.875%	120-120	12.4%	50.6%
C	A-sf/NR/A(high)(sf)	$58.902	9.98	11.625%	120-120	11.6%	53.8%

*Sizes subject to change as detailed in the attached Term Sheet. Range of possible sizes below:

A-4:  $200.000mm - $350.000mm

A-5:  $353.928mm - $503.928mm

WA CUT-OFF LTV:	60.9%
WA UW NCF DSCR:	2.42x
WA UW NOI DEBT YLD:	10.3%
WA ORIG TERM TO MATURITY:	119
WA ORIG AMORTIZING TERM:	354
TEN LARGEST LOANS:	60.3%
LOAN SELLERS:	MS(37.9%), BANA (30.4%), WFB(22.3%), WFB/BANA(9.3%)
TOP 5 STATES:	CA(22.9%), NY(18.0%), TX(17.9%), FL(6.5%), NV(4.9%)
TOP 5 PROPERTY TYPES:	OF(44.5%), RT(22.3%), HOT(14.0%), SS(10.5%), MF(4.6%)

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Park Bridge
INITIAL CNTRLG CLASS REP:	RREF III Debt AIV, LP (or affiliate of Rialto Capital Advisors, LLC)

ATTACHED:	TERM SHEET, ANNEX A-1

EXPECTED PRICING:	Week of 9/23/2019
EXPECTED SETTLEMENT:	On or about 10/23/2019

ROADSHOW:
Tuesday, Sept 24:	Hartford Breakfast (Max’s Downtown - 8:30am ET)
Tuesday, Sept 24:	Boston Lunch (Boston Harbor Hotel Sonoma Room – 12:00pm ET)
Wednesday, Sept 25:	Minneapolis Breakfast (Grand Hotel– 7:30am CT)

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.
CIRCULAR 230 DISCLOSURE

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